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Exhibit 1

DEALER AGREEMENT

December 21, 2004

TransCanada PipeLines Limited
450 - 1st Street S.W.
Calgary, Alberta
T2P 5H1

Dear Sirs/Mesdames:

        We understand that TransCanada PipeLines Limited (the "Company") proposes to issue and sell in all the provinces and territories of Canada (the "Jurisdictions"), from time to time, unsecured medium term note debentures with maturities of not less than one year (the "Notes"), as described in the English and French language versions of a final short form shelf prospectus of the Company dated December 21, 2004.

        Subject to the terms and conditions contained in this Agreement, the Company hereby appoints, severally, BMO Nesbitt Burns Inc., CIBC World Markets Inc., HSBC Securities (Canada) Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. (collectively, the "Dealers") as its exclusive agents to solicit, from time to time, offers to purchase Notes, such solicitations to be made directly and through other Canadian investment dealers (together with the Dealers, referred to herein as the "Selling Firms"), and the Dealers hereby severally accept such appointment. The Company may add from time to time additional dealers hereunder by delivering to the then existing Dealers a copy of this Agreement signed by such additional dealer or dealers and a copy of a Prospectus Amendment signed by such additional dealer or dealers, whereupon each such dealer or dealers shall become "Dealers" hereunder. The existing Dealers shall execute such agreements and other documents as may be reasonably requested by the Company to evidence the addition of such new Dealer or Dealers. All such selling efforts by the Dealers acting as agents will be subject to acceptance by the Company of all offers to purchase Notes and to the requirements of any applicable Securities Laws (as defined below) or other laws. For each Note sold under this Agreement by one or more of the Dealers acting as agent or agents of the Company, the Company will pay to such Dealer, or to such Dealers collectively, a commission as determined in accordance with Schedule A attached to this Agreement or such other commission as may be determined from time to time by mutual agreement of the Company and the Dealer or Dealers, as the case may be, up to a maximum commission of 1.5% of the principal amount of the Notes sold. The commission in respect of any particular Note will be payable in the same currency as the principal of the Note. The Company agrees that during the term of this Agreement, it will not appoint any other agent or agents in Canada to solicit offers to purchase the Notes or any other medium term notes of the Company.

        A Dealer, either alone or together with one or more of the other Dealers, may from time to time purchase, as principal for resale to the public at prices to be negotiated with each purchaser, Notes from the Company at prices and commissions, if any, as may from time to time be agreed upon between the Company and the Dealer or Dealers. Any agreement between the Corporation and a Dealer or Dealers relating to the purchase of Notes by such Dealer or Dealers as principal shall be substantially in the form of Exhibit 2 to Schedule B to this Agreement. Any commissions will be paid in accordance with Schedule A attached to this Agreement or such other commission as may be determined from time to time by mutual agreement of the Company and the Dealer or Dealers, as the case may be, up to a maximum commission of 1.5% of the principal amount of the Notes sold. Any purchase as principal will be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth.

        The Company may also offer the Notes, from time to time, directly to the public at prices and upon terms agreed to by the Company and the purchaser of the Notes (or any agent or investment dealer acting on behalf of such purchaser), provided that the Company may not so offer the Notes (i) on a date that the Company requests the Dealers to solicit offers to purchase Notes or (ii) during any period commencing on the date on which a Dealer, either alone or together with one or more of the other Dealers, has agreed to purchase Notes as principal for resale, and ending, unless otherwise agreed with the Dealer or Dealers, on the earlier of 30 days from the date of issuance of such Notes and the date on which all agreements relating to sales of such Notes by or through the Dealers are binding on the public purchasers of Notes. It is acknowledged that an offering of Notes directly to the public may include the acceptance by the Company of an unsolicited offer to purchase Notes received from an investment dealer, other than a Dealer, acting as agent for one or more purchasers and not as agent for the Company or as principal for resale. Unless otherwise agreed upon by the Company and BMO Nesbitt Burns Inc., on behalf of the Dealers, the Company will not sell Notes to any investment dealer, other than a Dealer, which is purchasing as principal for resale to the public. No commissions will be payable by the Company for sales made directly by the Company.

TERMS AND CONDITIONS

1.
Definitions

1.1
As used herein, including the Schedules, unless the context otherwise requires:

(a)
"affiliate" has the meaning attributed thereto in the Securities Act (Alberta);

(b)
"Agreement" means this Dealer Agreement as amended from time to time;

(c)
"Dealers' Counsel" means Macleod Dixon LLP or such other legal counsel acceptable to the Dealers and the Company;

(d)
"distribution" means "distribution" or "distribution to the public" which terms have the meanings attributed thereto under applicable Securities Laws;

  (e)
  "Indemnified Parties" means each of the Dealers and each of their respective directors, officers, employees, agents and each person who controls any of the Dealers;

  (f)
  "material" or "materially", when used in relation to the Company, means material in relation to the Company and its subsidiaries taken as a whole;

  (g)
  "material change", "material fact" and "misrepresentation" have the meanings attributed thereto under applicable Securities Laws;

  (h)
  "National Instrument" means National Instrument 44-102 of the Canadian Securities Administrators, as amended or substituted from time to time;

  (i)
  "Operating Procedures" means the operating procedures set out in Schedule B attached hereto;

  (j)
  "Pricing Supplement" means a pricing supplement in the English and/or French language incorporated by reference into the Prospectus for the purposes of the offering of the Notes covered by such pricing supplement, as contemplated by the National Instrument;

  (k)
  "Prospectus" means the short form base shelf prospectus, in the English and French languages, of the Company dated    •    , 2004 relating to the issue of up to $1,500,000,000 principal amount of Notes, including the documents or information incorporated or deemed to be incorporated therein by reference;

  (l)
  "Prospectus Amendment" means an amendment to the Prospectus, in both the English and French language unless the context indicates otherwise, and includes an amendment by way of a material change report as contemplated by the National Instrument;

  (m)
  "Prospectus Supplement" means a supplement (other than a Pricing Supplement), in both the English and French languages unless the context indicates otherwise, incorporated by reference into the Prospectus for the purposes of the offering of the Notes, as contemplated by the National Instrument;

  (n)
  "Securities Commissions" means the securities commission or other securities regulatory authority in each of the Jurisdictions;

  (o)
  "Securities Laws" means the securities acts or similar statutes of the Jurisdictions and all regulations, rules, policy statements, notices and blanket orders or rulings thereunder;

  (p)
  "Subsequent Disclosure Documents" means any financial statements (including exhibits to financial statements which contain updated earnings coverage calculations), annual filings of reporting issuer, annual information forms, material change reports (other than confidential material change reports) or other documents issued by the Company after the date of this Agreement which are incorporated by reference into the Prospectus;

  (q)
  "Trust Indenture" means the trust indenture dated as of    •    , 2004 between the Company and CIBC Mellon Trust Company, as trustee, providing for the issue of unsecured debentures of the Company, including the Notes, as amended and supplemented from time to time; and

  (r)
  "Underwriting Addendum" means an addendum to this Agreement substantially in the form of Exhibit 2 to Schedule B hereto, evidencing the agreement between the Company and the Dealers (or some of them) relating to a particular purchase of Notes by such Dealers as principals.

2.
Terms of Notes

2.1
The Notes shall be issued pursuant to the provisions of the Trust Indenture and shall correspond with the description of the Notes contained in the Prospectus as amended or supplemented from time to time. The Notes will be substantially in the form set out in the Trust Indenture or in such form as may be mutually agreed upon by the Company and the Dealer or Dealers involved in a particular sale of Notes, or in a form determined by the Company where no Dealer is involved in the sale of a Note. Subject to the foregoing, all terms and conditions of each Note issued by the Company from time to time, including, without limitation, the principal amount, currency, issue and maturity dates, interest rate and interest payment date(s), shall be determined by the Company in its sole discretion.

3.
Fulfilling Requirements for Offering

3.1
The Company will, as soon as possible, fulfil and will continue to fulfil during the term of this Agreement, to the satisfaction of Dealers' Counsel, acting reasonably, all legal requirements to be fulfilled by the Company (including the filing of any Pricing Supplements within the time limits prescribed by the National Instrument and, from time to time, any filings, proceedings and legal requirements set forth in the National Instrument) to enable the Notes to be offered for sale and sold to the public in each of the Jurisdictions under the National Instrument in compliance with applicable Securities Laws by or through investment dealers and brokers who comply with the applicable Securities Laws.

4.
Distribution of Notes

4.1
The Dealers shall, on such days as the Company has notified the Dealers in accordance with the Operating Procedures that it requires funds, use their best commercial efforts to solicit offers to purchase the Notes from, and sell the Notes to, members of the public in the Jurisdictions, directly and through other Selling Firms, only as permitted by and in compliance with the applicable Securities Laws, upon the terms and conditions set forth in the Prospectus as amended and supplemented and in this Agreement. For purposes of this section 4.1, the Dealers shall be entitled to assume that the Notes are qualified for distribution in all of the Jurisdictions, unless otherwise notified in writing by the Company. The Dealers shall, as soon as practicable following a request for the same being made by the Company to the Dealers, provide the Company with a comprehensive breakdown of the Notes distributed by the Dealers collectively, both through agency sales and principal sales (separately enumerated), in each of the Jurisdictions where a breakdown is required for the purpose of calculating fees payable by the Company to securities regulatory authorities.

4.2
Capitalized terms used in this section have the meanings given to them by Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act"). The Company represents, warrants and covenants to and with the Dealers that:

(a)
the Company is a Foreign Issuer; and

(b)
none of the Company, any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of securities or has solicited or will solicit offers to buy any securities or has engaged or will engage in any Directed Selling Efforts with respect to the Notes, in each case under circumstances that would cause the offering of the Notes hereunder not to be an Overseas Directed Offering or would require registration of the Notes under the Securities Act, or has authorized or will authorize any person acting on its behalf to do so;

  and each of the Dealers severally but not jointly represents, warrants and covenants to and with the Company that, and the Dealers will make it a condition of any selling group agreement that each member of a selling group (including any subsidiaries and affiliates of such members of a selling group) represent, warrant and covenant to and with the Company that:

  (c)
  it understands that the Notes have not been and will not be registered under the Securities Act and that the offering of the Notes is intended to be an Overseas Directed Offering;

  (d)
  it has not offered or sold, and will not offer or sell, any Notes except in Canada to residents of Canada, and neither it nor any of its affiliates (as defined in Rule 501(b) under the Securities Act) nor any person acting on its or their behalf, has made or will make, directly or indirectly, offers or sales of securities or has solicited or will solicit offers to buy any securities or has engaged or will engage in any Directed Selling Efforts with respect to the Notes, in each case under circumstances that would cause the offering of the Notes hereunder not to be an Overseas Directed Offering or would require registration of the Notes under the Securities Act, or has authorized or will authorize any person acting on its behalf to do so; and

  (e)
  in making offers and sales of Notes, it will ensure that (i) no such offer is made to a person in the United States, (ii) at the time that the buy order with respect to any such sale is made, the buyer is (or such Dealer and any person acting on its behalf reasonably believes that the buyer is) outside the United States and (iii) the offer or sale is otherwise an Offshore Transaction.

5.
Material Changes

5.1
During the period of the distribution of the Notes, the Company shall promptly notify the Dealers in writing, with full particulars, of:

(a)
any change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Company and its subsidiaries taken as a whole; or

(b)
any change in any matter covered by a statement contained or incorporated by reference in the Prospectus as amended or supplemented immediately prior to such change;

  which change is, or may be, of such a nature as to render the Prospectus, as amended or supplemented immediately prior to such change, misleading or untrue in any material respect or would result in the Prospectus, as amended or supplemented immediately prior to such change, containing a misrepresentation or would result in the Prospectus, as amended or supplemented immediately prior to such change, not complying with the laws of any Jurisdiction, or would reasonably be expected to have a significant effect on the market price or value of any Notes. The Company shall promptly comply with all applicable filing and other requirements under Securities Laws in the Jurisdictions arising as a result of any such change. In addition, if, during the period of the distribution of the Notes, there is any change in any applicable Securities Laws which results in a requirement to file a Prospectus Amendment, the Company shall, to the satisfaction of the Dealers' Counsel, acting reasonably, make any such filing as soon as possible.

6.
Delivery of Documents

6.1
The Company shall cause to be delivered to the Dealers:

  (a)
  on the date of this Agreement, the Prospectus in the English and French languages as filed or to be filed with the Securities Commissions;

  (b)
  on the date of this Agreement, all documents, in the English and French languages, incorporated, or containing information incorporated, by reference into the Prospectus and not previously delivered to the Dealers;

  (c)
  on the date of this Agreement, letters from Standard & Poor's, Moody's Investors Service, Inc. and Dominion Bond Rating Service Limited confirming the ratings on the Notes;

  (d)
  as soon as they are available, copies of any Prospectus Amendment and any Prospectus Supplement, signed as required by the Securities Laws and acceptable in form and substance to the Dealers' Counsel, acting reasonably, including copies of any documents incorporated, or containing information incorporated, by reference therein and not previously delivered hereunder;

  (e)
  as soon as they are available, copies of any Pricing Supplement, provided that each Pricing Supplement need be delivered only to the Dealer or Dealers involved in the particular offering of Notes to which the Pricing Supplement relates;

  (f)
  as soon as they are available, copies of any Subsequent Disclosure Document not otherwise delivered hereunder;

  (g)
  at the time of the delivery (or as soon as practicable thereafter) to the Dealers pursuant to this section 6.1 of the French language version of the Prospectus, any Prospectus Amendment or any Prospectus Supplement and at the time the French language version of a form of Pricing Supplement is first delivered (or as soon as practicable thereafter) to the Dealers pursuant to this section 6.1:

  (i)
  an opinion of the Company's counsel, dated the date of the document and acceptable in form and substance to the Dealers' Counsel, acting reasonably, to the effect that, except for selected financial information, management's discussion and analysis of financial condition and results of operations, financial statements and supplementary data, notes to financial statements and auditors' reports (collectively, the "Financial Information") contained in or incorporated by reference in the document, each of the documents in the French language and any document or information in the French language incorporated by reference therein is in all material respects a complete and proper translation of the document or information in the English language and that the two versions are not susceptible of any materially different interpretations with respect to any material matter; and

  (ii)
  an opinion of the Company's auditors, dated the date of the document and acceptable in form and substance to the Dealers' Counsel, acting reasonably, to the effect that the Financial Information contained in the document in the French language is in all material respects a complete and proper translation of the Financial Information contained in the document in the English language;

  (h)
  at the time of the delivery to the Dealers, pursuant to this section 6.1, of the Prospectus, any Prospectus Amendment or any Prospectus Supplement and subject to subsection 6.1(i) and upon request of the Dealers, the filing of the Company's interim and annual financial statements, a comfort letter from the Company's auditors, dated the date of the Prospectus, the Prospectus Amendment or the Prospectus Supplement or the date of filing of the financial statements, as the case may be, and acceptable in form and substance to the Dealers' Counsel, acting reasonably, with respect to certain financial and accounting information and earnings coverage ratios relating to the Company contained in the Prospectus, Prospectus Amendment, Prospectus Supplement or financial statements, as the case may be. The comfort letter shall be based on a review by the auditors having a cutoff date not more than three business days prior to the date of the comfort letter and shall be in addition to any comfort letters which must be filed with securities regulatory authorities pursuant to applicable Securities Laws;

  (i)
  the Company shall not be required to deliver the "comfort letters" described in subsection 6.1(h) in respect of the Company's interim and annual financial statements if the Company believes it will not be issuing Notes prior to the next filing of the Company's interim or annual financial statements, as the case may be;

  (j)
  notwithstanding subsection 6.1(i), if the Company decides to issue Notes at a time when the Dealers have not received "comfort letters" in respect of interim or annual financial statements or any other documents which are incorporated by reference into the applicable Pricing Supplement, the Company shall cause to be delivered to the Dealers those "comfort letters" in the form described in subsection 6.1(h) in respect of such financial statements or other documents within two business days of the date of such Pricing Supplement; and

  (k)
  as soon as they are available and in any event within ten business days from the date of the document in the case of the Prospectus, a Prospectus Amendment or a Prospectus Supplement and two business days from the date of the document in the case of a Pricing Supplement, that number of commercial copies of the Prospectus, any Prospectus Amendment, any Prospectus Supplement and any Pricing Supplement, including copies of any documents incorporated, or containing information incorporated, by reference therein, as the Dealers may reasonably require, without charge, in those cities that the Dealers may reasonably request.

6.2
The Company's delivery to the Dealers of the documents referred to in section 6.1 or the determination of the terms and conditions of Notes issued by the Company in accordance with section 2 shall constitute the Company's consent to the use by the Selling Firms of such documents in connection with the distribution of the Notes in compliance with the provisions of this Agreement.

6.3
Notwithstanding subsections 6.1(b), (d), (f) and (k), the Company shall not be required to deliver documents incorporated, or containing information incorporated, by reference into the Prospectus or any Prospectus Amendment if such documents are accessible from the public SEDAR website at www.sedar.com. The filing of such documents by the Company on SEDAR shall constitute the Company's consent to the use by the Selling Firms of such documents in connection with the distribution of the Notes in compliance with the provisions of this Agreement.

7.
Representations and Warranties

7.1
The Company's delivery to a Dealer or Dealers of a Pricing Supplement shall constitute a representation and warranty by the Company to the Dealers that:

(a)
each Note to which the Pricing Supplement relates will at its date of issue be duly and validly created and issued pursuant to the Trust Indenture and will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and the terms of the Trust Indenture;

(b)
the Prospectus, each Prospectus Amendment, each Prospectus Supplement and the Pricing Supplement comply with the provisions of applicable Securities Laws;

(c)
the Prospectus as amended or supplemented (except any information contained therein relating solely to the Dealers) does not contain a misrepresentation; and

(d)
the terms and conditions of the Company's trust indentures, including the Trust Indenture, relating to the creation of Debentures (as therein defined) will be complied with at the time of issue and sale of the Notes to which the Pricing Supplement relates.

8.
Conditions Precedent

8.1
The Dealers' obligations to offer and sell the Notes shall be subject to the Dealers receiving, on a date to be mutually agreed upon, an opinion of the Company's counsel, in a form acceptable to the Dealers' Counsel, acting reasonably, and an opinion of the Dealers' Counsel, in a form acceptable to the Dealers, relating to the Company and the issuance and sale of Notes contemplated hereby (including compliance with the laws of Quebec relating to the use of the French language). It is understood that the Company's counsel and the Dealers' Counsel may rely upon the opinions of local counsel acceptable to them as to the qualification of the Notes for sale to the public in the Jurisdictions where they do not carry on the practice of law and as to other matters governed by the laws of such Jurisdictions. It is further understood that the Dealers' Counsel may rely on the opinion of counsel to the Company as to matters which relate specifically to the Company or any of its subsidiaries and as to the enforceability of this Agreement and the Trust Indenture and the Notes.

9.
Indemnification

9.1
The Company shall indemnify and hold harmless the Indemnified Parties from and against all losses (other than losses of profits in connection with the distribution of the Notes), claims, costs, damages, liabilities and expenses caused by or arising directly or indirectly by reason of:

(a)
any information or statement (except any information or statement relating solely to the Dealers) contained in the Prospectus, any Prospectus Amendment, any Prospectus Supplement or any Pricing Supplement, including the documents incorporated therein by reference, or in any other document or material filed or delivered pursuant hereto, being or being alleged to be a misrepresentation, or any omission or alleged omission to state therein any fact or information (except facts or information relating solely to the Dealers) required to be stated therein or necessary to make any of the statements therein not misleading in light of the circumstances in which they were made;

(b)
any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory or other authority, based upon any untrue statement, omission or misrepresentation or alleged untrue statement, omission or misrepresentation (except a statement, omission or misrepresentation relating solely to the Dealers) in the Prospectus, any Prospectus Amendment, any Prospectus Supplement or any Pricing Supplement, including the documents incorporated therein by reference, or in any other document or material filed or delivered pursuant hereto (except any document or material delivered or filed solely by the Dealers) preventing or restricting the trading in or the distribution of the Notes or any of them in any of the Jurisdictions;

(c)
the non-compliance by the Company with any material requirement of the Securities Laws in connection with the transactions herein contemplated; and

(d)
the breach by the Company of any of the covenants, representations and warranties contained in this Agreement.

  The rights of indemnity contained in this section 9.1 shall not apply if the Company has complied with the provisions of section 5.1 and subsection 6.1(k), as applicable, and the person asserting any claim contemplated by this section 9.1 was not provided with a copy of the Prospectus, any Prospectus Amendment, any Prospectus Supplement or Pricing Supplement which corrects any misrepresentation or alleged misrepresentation which is the basis of such claim and which is required, under applicable Securities Laws, to be delivered to such person by the Dealers.

9.2
If any claim contemplated by section 9.1 shall be asserted against any of the Indemnified Parties, the Indemnified Party concerned shall promptly notify the Company of the nature of such claim (provided that any failure to so notify promptly shall relieve the Company of liability under section 9.1 only to the extent that such failure prejudices the Company's ability to defend such claim) and the Company shall, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit or proceeding (including any governmental or regulatory investigation or proceeding) brought to enforce such claim. Any such defence shall be through legal counsel acceptable to the Indemnified Party (whose acceptance shall not be unreasonably withheld) and no admission of liability shall be made by the Company or any Indemnified Party in respect of any Indemnified Party without, in each case, the prior written consent of the other, such consent not to be unreasonably withheld. An Indemnified Party shall have the right to employ separate counsel in any such suit or proceeding and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Company fails to assume the defence of such suit or proceeding on behalf of the Indemnified Party within a reasonable period of time; (ii) the employment of such counsel has been authorized in writing by the Company; or (iii) the named parties to any such suit or proceeding include both the Indemnified Party and the Company and the Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defences available to the Indemnified Party which are different from or in addition to those available to the Company (in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such suit or proceeding on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party), it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Parties. The Company shall not be liable for any settlement of any action, suit or proceeding effected without its written consent or any admission of liability made without its prior written consent. It is the intention of the Company to constitute the Dealers as trustees, for the Dealers' directors, officers, employees, agents and persons who control any of the Dealers, of the covenants of the Company under section 9.1 with respect to the Dealers' directors, officers, employees, agents and controlling persons, and the Dealers agree to accept such trust and to hold and enforce such covenants on behalf of such persons.

9.3
In order to provide for just and equitable contribution in circumstances in which the indemnity provided in section 9.1 is unavailable (other than in accordance with its terms), in whole or in part, to an Indemnified Party in respect of any losses, claims, costs, damages, liabilities or expenses referred to therein, the Company and the Dealers shall contribute to the aggregate of claims, costs, damages, liabilities and expenses and all losses (other than loss of profits in connection with the distribution of the Notes) of the nature contemplated in section 9.1 and suffered or incurred by an Indemnified Party in proportions such that each Dealer shall be responsible for the portion represented by the percentage that the aggregate commissions paid to such Dealer by the Company, in connection with the particular offering giving rise to the losses, claims, costs, damages, liabilities or expenses, bears to the aggregate offering price of the Notes sold under that offering and the Company shall be responsible for the balance, whether or not it has been sued, provided that each Dealer shall not in any event be liable to contribute, in the aggregate, any amount in excess of an amount equal to the commissions actually received.

9.4
The Company waives all rights of contribution by statute or common law which it may have against the Dealers in respect of losses, claims, costs, damages, liabilities or expenses which it may sustain as a direct or indirect consequence of the Prospectus, any Prospectus Amendment, any Prospectus Supplement or any Pricing Supplement, including the documents incorporated therein by reference, or any other document or material filed or delivered pursuant hereto, containing or being alleged to contain a misrepresentation, provided that such rights against any Dealer are not waived in respect of losses, claims, costs, damages, liabilities or expenses sustained as a direct or indirect consequence of any misrepresentation which is based upon any information or statement relating solely to such Dealer.

9.5
No party who has engaged in fraud, wilful default, fraudulent misrepresentation or gross negligence with respect to any and all matters in connection with or related directly or indirectly to the distribution of the Notes shall be entitled to claim indemnification pursuant to section 9.1 or contribution pursuant to section 9.3 from any person who has not engaged in such fraud, wilful default, fraudulent misrepresentation or gross negligence.

9.6
If any provision of sections 9.1, 9.2 or 9.3 is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity of any other provisions of this Agreement and such void, voidable or unenforceable provision shall be severable from this Agreement.

9.7
The rights or indemnification and contribution provided in this section 9 shall be in addition to and not in derogation of any other rights which the Dealers may have by statute or otherwise at law.

10.
Operating Procedures

10.1
The Company and the Dealers shall follow the operating procedures set forth in Schedule B hereto (or as mutually agreed) in respect of settlement matters and the timing of payment of commissions in connection with the sale of Notes by or through the Dealers.

11.
Termination of Purchases as Principal

11.1
In addition to any other remedies which may be available to the Dealers, a Dealer shall be entitled, at its option, to terminate and cancel its obligation to purchase Notes as principal, immediately upon written notice to the Company at any time prior to the completion of such purchase, if after such Dealer has agreed to purchase Notes as principal:

(a)
there should occur or come into effect any catastrophe of national or international effect or any accident or any government regulation which, in the Dealer's reasonable opinion, materially adversely affects or will materially adversely affect the market price or value of the Notes;

(b)
there shall occur any change as is contemplated in section 5.1 hereof (other than a change related solely to the Dealer) which in the Dealer's reasonable opinion could result in the purchasers of a material amount of the Notes exercising their right (if any) under any applicable legislation to withdraw from their purchase thereof;

(c)
any inquiry, investigation or other proceeding is commenced or any order is issued under or pursuant to any law in Canada which operates to prevent or restrict the trading in or distribution of the Notes in any of the Jurisdictions; or

(d)
the rating assigned by any recognized securities rating agency to any debt securities of the Company as of the Trade Date (as defined in Schedule A) shall have been lowered since that date or if any such rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any debt securities of the Company.

  In the event of a termination by a Dealer pursuant to this section 11, there shall be no further liability on the part of such Dealer or of the Company to such Dealer in respect of the obligation to purchase Notes except in respect of the payment of such of the expenses referred to in section 15 payable by the Company as shall previously have been incurred and any liability of the Company to such Dealer which may have arisen or may thereafter arise under section 9 hereof.

12.
Due Diligence

12.1
The Company shall allow the Dealers to carry out such due diligence as the Dealers may reasonably require in order to fulfil the Dealers' obligations as registered dealers acting hereunder and to enable the Dealers to reasonably execute the certificate in the Prospectus, a Prospectus Amendment or a Prospectus Supplement required to be executed by the Dealers. Such reasonable due diligence shall include providing the Dealers and Dealers' Counsel the opportunity to conduct verbal due diligence with one or more members of the senior management of the Company acceptable to the Dealers with respect to the affairs of the Company and documentary due diligence immediately prior to the filing of the Prospectus, a Prospectus Amendment or a Prospectus Supplement and immediately prior to the sale of any Notes. The Dealers and Dealers' Counsel shall be given a reasonable amount of time to carry out due diligence prior to executing the certificate in the Prospectus, a Prospectus Amendment or a Prospectus Supplement or prior to the sale of any Notes, as the case may be.

  In addition, the Company shall use its reasonable commercial efforts to satisfy a request from the Dealers to conduct due diligence periodically upon the issuance of the Company's quarterly and annual financial statements or upon the Company issuing a press release respecting its business activities.

12.2
During the periods:

(a)
beginning when the Company requests the Dealers to solicit offers to purchase Notes and ending on the earlier of (i) the issuance of such Notes and (ii) when the Company has advised the Dealers to terminate solicitations for offers to purchase Notes;

(b)
beginning when the Company expresses an interest in or commences negotiations with respect to an offer to purchase Notes from or through a Dealer and ending on the earlier of (i) the issuance of such Notes and (ii) when the Company has advised the Dealers that it will not accept an offer to purchase Notes; and

(c)
beginning when a Dealer has agreed to purchase Notes as principal for resale and ending on the earlier of (i) the issuance of such Notes and (ii) the termination of such agreement to purchase Notes by the Dealers pursuant to Section 13 of this Agreement, the Company shall promptly notify the Dealers if it becomes aware of a change or, to the extent commercially practical, proposed change, which is not publicly disclosed, in a credit rating of or outlook for the Notes.

13.
Termination of Dealer

13.1
If the Company or any Dealer determines in its sole discretion that it does not wish to continue the agency arrangement specified herein (in the case of the Company in respect of one or more of the Dealers), the Company or that Dealer shall be entitled to terminate its rights and obligations under this Agreement (in the case of the Company in respect of the Dealer or Dealers specified by the Company) upon delivery of notice in writing to that effect, provided that all of the representations and warranties of the Company and the provisions of section 9 and all provisions relating to payment of a Dealer's commissions and expenses payable hereunder shall forever survive for the benefit of such Dealer. Upon such termination the Company and the remaining Dealers shall promptly file:

(a)
a Prospectus Amendment satisfactory to Dealers' Counsel, acting reasonably, indicating that the Dealer or Dealers have ceased to be a Dealer or Dealers under the Prospectus and containing a new prospectus certificate page signed by the remaining Dealers; and

  (b)
  any other document required under Securities Laws.

14.
Term

14.1
Unless otherwise terminated pursuant to section 13 hereof, the term of the Dealers' appointment as the agents under this Agreement shall expire on the earlier of (i) the date which is 25 months from the date of the Prospectus and (ii) the date on which the Company files a new shelf prospectus (which, for greater certainty, shall not include a filing as contemplated by section 13) to replace or supersede the Prospectus for purposes of continuing the Company's medium term note program.

15.
Several Obligations

15.1
The Company agrees that the obligations of the Dealers hereunder are several and not (i) joint or (ii) joint and several.

16.
Notices

16.1
Any notice or other communication ("Communication") to be given hereunder shall, in the case of Communication to be given to the Company, be addressed to the Company at TransCanada PipeLines Limited, 450 - 1st Street S.W., Calgary, Alberta T2P 5H1, Attention: Vice-President, Finance, Facsimile #: (403) 920-2358 and, in the case of Communication to be given to the Dealers, be addressed to BMO Nesbitt Burns Inc., 2200, 333 - 7 Avenue S.W., Calgary, Alberta T2P 2Z1, Attention: Mr. Aaron M. Engen, Facsimile #: (403) 515-1535.

16.2
Any notice or other communication shall be in writing and, unless delivered personally to a responsible officer of the addressee, shall be given by telecopy, and shall be deemed to be given at the time telecopied or delivered, if telecopied or delivered to the recipient on a business day (in Calgary) and before 5:00 p.m. (Calgary time) on such business day, and otherwise shall be deemed to be given at 9:00 a.m. (Calgary time) on the next following business day (in Calgary). Any party may change its address for notice by notice given in the manner aforesaid.

17.
Fees and Expenses

17.1
The reasonable fees and expenses of the Company's counsel, the Dealers' Counsel and the Company's auditors, the costs of printing and delivering the definitive Notes, the cost of printing the Prospectus, any Prospectus Amendment, any Prospectus Supplement or any Pricing Supplement and the expenses of qualifying the issue and distributing the Notes under applicable Securities Laws, shall be paid by the Company.

18.
Miscellaneous

18.1
The representations, warranties and agreements herein contained shall survive the sale by the Dealers of the Notes.

18.2
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the courts of that province shall have non-exclusive jurisdiction over any dispute hereunder.

18.3
This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and all counterparts together shall constitute one and the same instrument.

18.4
This Agreement, including the schedules attached hereto, forms the entire agreement between the parties with respect to the matters contemplated herein, and supersedes any and all prior written or verbal agreements between the Company and any of the Dealers relating to the offering of medium term note debentures of the Company on or after the date hereof.

18.5
It shall be a condition to the issuance and sale of any Notes hereunder or otherwise contemplated hereby that the terms and conditions of the Company's trust indentures relating to the creation, assumption or incurring of Funded Obligations (as defined in such indentures) shall be complied with at the time of each such issue and sale.

        If the foregoing is in accordance with your understanding of the terms of the transaction we are to enter into and if such terms are agreed to by you, please confirm your acceptance by signing this letter in the place indicated below, in which event this letter shall constitute a binding agreement between the Company and the Dealers.

Yours truly,

BMO Nesbitt Burns Inc.		CIBC World Markets Inc.
By:	/s/ AARON M. ENGEN	By:	/s/ MIKE DE SANTIS
HSBC Securities (Canada) Inc.		National Bank Financial Inc.
By:	/s/ KEVEN J. SMITH	By:	/s/ ROBERT B. WONNACOTT
RBC Dominion Securities Inc.		Scotia Capital Inc.
By:	/s/ ERIC LLOYD TOEWS	By:	/s/ MURRAY W. NEAL
TD Securities Inc.
By:	/s/ ALEC W.G. CLARK

        The foregoing accurately reflects the terms of the transaction we are to enter into and such terms are hereby agreed to by the Company as evidenced by the signatures of its duly authorized officers on its behalf.

        DATED this 21st day of December, 2004.

TransCanada PipeLines Limited
By:	/s/ RUSSELL K. GIRLING
By:	/s/ ALBRECHT W.A. BELLSTEDT

SCHEDULE A

COMMISSION RATES

        The following are the commission rates that shall apply to any sale of Notes by a Dealer, acting as agent or principal, as the case may be, unless the Company and the Dealer otherwise agree:

	Commission Rate
Term of Note
	Agency	Principal
1 year and < 2 years	0.150%	0.200%
2 years and < 3 years	0.200%	0.250%
3 years and < 4 years	0.250%	0.375%
4 years and < 5 years	0.300%	0.500%
5 years and < 6 years	0.350%	0.625%
6 years and < 7 years	0.350%	0.650%
7 years and < 8 years	0.370%	0.650%
8 years and < 10 years	0.400%	0.700%
10 years and < 11 years	0.400%	0.750%
11 years and < 16 years	0.450%	0.750%
16 years and < 35 years	0.500%	0.900%
≥ 35 years	Negotiated	Negotiated

SCHEDULE B

OPERATING PROCEDURES

        The following outlines the procedures by which the Company intends to sell Notes through the Dealers, acting as agents of the Company or as principal for resale, pursuant to the dealer agreement (the "Agreement") dated December 21, 2004 and made between the Company and the Dealers. All operating procedures shall be carried out in accordance with National Instrument 44-102 (the "National Instrument").

A.
General

1.
The Company may establish, in consultation with the Dealers, or any of them, for the current business day; (i) an appropriate rate structure for Notes to be sold by the Dealers pursuant to the Agreement; and (ii) the Company's requirements for funds to be raised by the sale of such Notes. The rate structure and requirements for funds so established will be based upon market conditions and the Company's current and prospective fund requirements. For the purposes of these operating procedures a "Business Day" shall mean a day which is not a Saturday, Sunday or holiday in the province in which the action is required to be taken.

2.
Whenever a Dealer obtains a firm offer to purchase a Note at the prevailing rate structure for the current business day, the Dealer will telephone or otherwise contact the Company to determine whether the Company still requires funds and, if it does, the Company will confirm by telephone or otherwise that the Dealer may accept such offer on behalf of the Company or may acquire a Note as principal on terms then mutually agreed upon by the Dealer and the Company for resale by the Dealer pursuant to such offer.

3.
All orders accepted by the Company on a particular day, such day of acceptance hereinafter referred to as the "Trade Date", will be settled on the third Business Day following the Trade Date or such other date as may be agreed to by the Company and the Dealer (the "Settlement Date").

4.
All Notes are to be issued in Book-Entry Only Note form unless the issuance of Notes in certificated form ("Certificated Notes") is agreed to in advance by the Company and the Dealer and so indicated in the applicable Pricing Supplement. Settlement procedures with regard to Book-Entry Only Notes shall be as set forth in Part B hereof. Settlement procedures with regard to Certificated Notes shall be as set forth in Part C hereof.

5.
The Company will make the necessary filings of Pricing Supplements and all other documents required to be filed pursuant to the National Instrument or applicable securities legislation with the relevant securities regulatory authorities, and will remit all fees payable to such regulatory authorities.

B.
Book-Entry Only Notes

1.
Each Book-Entry Only Note will be registered in the name of CDS & Co., as nominee for The Canadian Depository for Securities Limited or such other depository designated in the Pricing Supplement (the "Depository"), on the Register maintained under the Trust Indenture. The beneficial owner of an interest in a Book-Entry Only Note (each, a "Book-Entry Interest") will designate one or more participants in the Depository to act as agent or agents for such owner in connection with the book-entry system maintained by the Depository, and the Depository will record in book-entry form, in accordance with instructions provided by such participants, a credit balance with respect to such Book-Entry Interest in the account of such participants. The Book-Entry Interest will be recorded through the records of such participants or through the separate records of such participants and one or more indirect participants in the Depository.

2.
The receipt of immediately available funds by the Company in payment for Book-Entry Interests and the authentication and issuance of the Book-Entry Only Note representing such Book-Entry Interests shall constitute "Settlement".

3.
Settlement procedures with regard to each Book-Entry Only Note sold by a Dealer shall be as follows:

(a)
The Dealer will verbally advise the Company of as much of the following information as is available immediately following the acceptance of any offer by the Dealer acting as agent on behalf of the Company or acting as principal and all of the following information (the "Settlement Information" for the purposes of this Part B) shall be confirmed in writing pursuant to the timetable for Settlement set forth below:

(i)
Principal amount and currency of the Book-Entry Interest;

(ii)
In the case of a Fixed Rate Note, the interest rate, and in the case of a Floating Rate Note, all relevant information relating to the manner of calculating interest;

(iii)
Interest Payment Dates;

(iv)
Settlement Date;

(v)
Maturity Date;

(vi)
Price;

(vii)
Net Proceeds;

(viii)
Spread vs. Comparable Benchmark;

2

    (ix)
    Trade Date;

    (x)
    FINS Number(s) (the Depository Participant Number(s) of the participant(s) through which the customer will hold the Book-Entry Interest); and

    (xi)
    Dealer's commission.

  (b)
  Subject to receiving the Settlement Information from the Dealer, the Company will complete and deliver to the Dealer a Pricing Supplement relating to the Book-Entry Only Note to be sold in accordance with such Settlement Information. The Dealer will deliver the Prospectus and any supplement or amendment (including the Pricing Supplement) to the Purchaser of each Book-Entry Interest by the end of the Business Day following the Trade Date, provided that the Company has delivered the applicable Pricing Supplement to the Dealer.

  (c)
  The Company will assign a CUSIP number to the Book-Entry Only Note representing such Book-Entry Interest and will forward copies of the Pricing Supplement(s) to the Depository by facsimile or other form of electric transmission and request activation of the CUSIP number.

  (d)
  Subject to receiving all of the Settlement Information from the Dealers participating in the sale of the Book-Entry Only Note, the Company will communicate to CIBC Mellon Trust Company (the "Trustee") all of the Settlement Information.

  (e)
  The Company will communicate the Settlement Information to the Depository by facsimile.

  (f)
  The Company will prepare a Book-Entry Only Note in the form that has been agreed upon by the Company and the Trustee.

  (g)
  The Trustee will authenticate the Book-Entry Only Note for delivery to the Depository on the Settlement Date.

  (h)
  The Trustee will deliver each Book-Entry Only Note to the Depository and the Depository will credit each Book-Entry Interest to the appropriate participant account(s) maintained by the Depository.

  (i)
  The Dealer shall deliver by Electronic Funds Transfer, in accordance with the instructions set out in Exhibit 1 attached hereto, the amount in respect of such Book-Entry Interest to the designated account of the Company maintained at The Royal Bank of Canada, Calgary for funds available for immediate use.

    In the event such amount has not been received, due to the omission or error of the Dealer using commercially reasonable efforts, in the designated account of the Company by 4:30 p.m. Toronto time on the Settlement Date the transaction shall not settle until the next Business Day and the Company shall be compensated by the Dealer for its cost of funds incurred as a result of the delay in Settlement, as such amount is determined by the Company acting reasonably, for the period from but not including the Settlement Date to and including the date the transaction settles.

3

  (j)
  The Company will deliver to the Dealer's bank account, by Electronic Funds Transfer, the appropriate commissions by no later than 4:30 p.m. Toronto time on the Settlement Date.

  (k)
  The Dealer will confirm the purchase of each Book-Entry Interest to the purchaser thereof by mailing a written confirmation to such purchaser.

  For offers accepted by the Company (or as provided above, by a Dealer on behalf of the Company), Settlement Procedures (a) through (i) shall occur no later than the respective times (Toronto time) listed below:

Settlement Procedure	Time
(a)	9:00 a.m. on the Business Day following the Trade Date
(b)-(c)	1:00 p.m. on the Business Day following the Trade Date
(d)	3:00 p.m. on the Business Day following the Trade Date
(e)-(f)	3:00 p.m. on the Business Day immediately preceding the Settlement Date
(g)-(h)-(i)	11:30 a.m. on the Settlement Date
4.
If Settlement of a Book-Entry Only Note is rescheduled or cancelled, the Trustee will deliver to the Depository a cancellation message to such effect by no later than 10:00 a.m., Toronto time, on the Business Day immediately preceding the scheduled Settlement Date.

  If a Book-Entry Only Note is cancelled, the Trustee will mark such Book Entry Only Note "void and cancelled", and make appropriate entries in its records. The CUSIP number assigned to such Book-Entry Only Note shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not reassigned.

4

C.
Certificated Notes

1.
The receipt of immediately available funds by the Trustee in payment for Certificated Notes and the authentication and issuance of the Certificated Notes shall constitute "Settlement".

2.
Settlement procedures with regard to each Certificated Note sold by a Dealer shall be as follows:

(a)
The Dealer will verbally advise the Company of so much of the following information as is available immediately following the acceptance of any offer by the Dealer acting as agent on behalf of the Company or acting as principal and all of the following information (the "Settlement Information" for purposes of this Part C) shall be confirmed in writing by 1:00 p.m. (Toronto time) on the Business Day following the Trade Date:

(i)
Principal amount and currency of the Certificated Note;

(ii)
The exact name in which the Certificated Note is to be registered;

(iii)
The exact address of the Registered Owner and address for payment of principal and interest;

(iv)
Splits;

(v)
Delivery location;

(vi)
Taxpayer identification number of the registered owner; and

(vii)
The information specified in paragraph B. 3 (a) (ii), (iii), (iv), (v), (vi), (vii), (viii), (x) & (xi) above.

(b)
After receiving the Settlement Information from the Dealer, the Company will complete and deliver to the Dealer a Pricing Supplement relating to the Certificated Notes to be sold in accordance with such Settlement Information. The Dealer will deliver the Prospectus and any supplement or amendment (including the Pricing Supplement) to the Purchaser by the end of the Business Day following the Trade Date, provided that the Company has delivered the applicable Pricing Supplement to the Dealer.

(c)
Subject to receiving the Settlement Information from the Dealer, the Company will communicate the Settlement Information to the Trustee by 3:00 p.m. (Toronto time) on the Business Day following the Trade Date.

5

  (d)
  The Trustee will complete and distribute a Certificated Note and three photocopies thereof as follows:

  (i)
  the original Certificated Note (which in the case of registered Certificated Notes will be registered in the name of the registered owner) to the Dealer;

  (ii)
  copy 1 to the Trustee;

  (iii)
  copy 2 to the Dealer; and

  (iv)
  copy 3 to the Company.

  (e)
  No later than 11:00 a.m. Toronto time on the Settlement Date for the purpose of a specific issuance of a Certificated Note, the Trustee will make the Certificated Note available at its principal office in any of the cities of Montreal, Toronto, Winnipeg, Calgary or Vancouver against payment by certified cheque or bank draft. The Dealer will arrange to settle the transaction prior to 12:00 p.m. (noon) Toronto time on the Settlement Date. If the Dealer does not settle the transaction prior to 12:00 p.m. (noon) Toronto time on the Settlement Date the transaction shall not settle until the next Business Day and the Company shall be compensated by the Dealer for its cost of funds incurred as a result of the delay in Settlement, as such amount is determined by the Company acting reasonably, for the period from but not including the Settlement Date to and including the date the transaction settles.

3.
On the Settlement Date the Company will pay to each Dealer the agreed commission, if any, due on the sale of Certificated Notes effected by that Dealer.

D.
Underwritten Offerings

1.
Notwithstanding the foregoing, if the Company and one or more of the Dealers determine that any offering of Notes is to be effected on an underwritten basis through one or more Dealers, the Company and such Dealers shall enter into an agreement substantially in the form of Exhibit 2 hereto relating to the purchase by such Dealers of Notes as principals, which shall supplement the provisions of this Agreement relating to the purchase of Notes as principals.

2.
For any particular sale of Notes where the Notes are sold to two or more Dealers, the Company may appoint a lead Dealer, in which case all steps which may or must be taken by the Dealers in connection with the settlement of the purchase of the Notes may be taken by the lead Dealer on the Dealers' behalf, and each of the Dealers authorizes the Company to deal solely with the lead Dealer on behalf of all of the Dealers in respect of such matters, including effecting payment to the lead Dealer of the commissions payable to the Dealers.

        These operating procedures will be in effect until such time as the Company and BMO Nesbitt Burns Inc., on behalf of the Dealers, shall agree that revisions to the procedures are desirable.

6

EXHIBIT 2

Underwriting Addendum

[Date]

TransCanada PipeLines Limited
450 - 1st Street S.W.
Calgary, Alberta
T2P 5H1

Dear Sirs:

        We refer to the dealer agreement dated December 21, 2004 (the "Dealer Agreement") among TransCanada PipeLines Limited (the "Company"), BMO Nesbitt Burns Inc., CIBC World Markets Inc., HSBC Securities (Canada) Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. Terms which are defined in the Dealer Agreement and its applicable schedules have the same meaning herein.

        The undersigned (the "Underwriters") understand that the Company proposes to issue $    •    principal amount of Notes (the "Offered Notes") having the following attributes:

Issue Date:	•
Maturity Date:	•
Interest Rate:	• % per annum
Interest Payment Dates:	• and •
Initial Interest Payment Date:	•
Redemption Provisions:	•
Retraction Provisions:	•
Currency:	•
Other:	As described in the Prospectus

        Subject to the terms and conditions of the Dealer Agreement, as supplemented or modified by the terms and conditions hereof, the Underwriters hereby offer to purchase from the Company, and by its acceptance hereof the Company agrees to sell to the Underwriters, all but not less than all of the Offered Notes at a purchase price (the "Purchase Price") equal to     •    % of the principal amount thereof, plus accrued interest, if any, from    •    ,    •    to the date of delivery of the Offered Notes. The purchase of the Offered Notes shall be completed at    •     a.m. on    •    ,     •    or at such other time and on such other date as may be agreed to by the Company and    •    on behalf of the Underwriters (the "Closing Time").

        In consideration of the agreement of the Underwriters to purchase the Offered Notes and the services rendered and to be rendered by the Underwriters in connection herewith, the Company agrees to pay the Underwriters at the Closing Time an aggregate fee (the "Underwriting Fee") of    •    % of the principal amount of the Offered Notes.

        The obligations of the Underwriters to purchase the Offered Notes at the Closing Time shall be several and not joint, and the percentage of the Offered Notes which each of the Underwriters shall be severally obligated to purchase is as follows:

        [insert names of Underwriters and respective percentages]

        If one or more of the Underwriters shall fail or refuse to purchase its applicable percentage of the Offered Notes, and the principal amount of Offered Notes not purchased is equal to or less than    •    % of the aggregate principal amount of Offered Notes agreed to be purchased by the Underwriters, each of the other Underwriters shall be obligated to purchase severally the Offered Notes not taken up, on a pro rata basis or as they may otherwise agree as between themselves.

        If one or more of the Underwriters shall fail or refuse to purchase its applicable percentage of the Offered Notes, and the principal amount of Offered Notes not purchased is greater than    •    % of the aggregate principal amount of Offered Notes agreed to be purchased by the Underwriters, each of the other Underwriters shall be relieved, without liability, of its obligation to purchase its respective percentage of the Offered Notes on submission to the Company of reasonable evidence of its ability and willingness to fulfill its obligation, provided that those of the Underwriters who shall be willing and able to purchase their respective percentage of the Offered Notes shall have the right, but not the obligation, to purchase the Offered Notes not taken up, on a pro rata basis or as they may otherwise agree as between themselves.

        Nothing herein shall oblige the Company to sell to any or all of the Underwriters less than all of the Offered Notes or shall relieve from liability to the Company any of the Underwriters who shall default in its obligation to purchase its respective percentage of the Offered Notes.

        In the event of any inconsistency between this Underwriting Addendum and the Dealer Agreement, this Underwriting Addendum shall govern.

        This offer and the agreement resulting from the acceptance by the Company of this offer may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.

        If the foregoing is acceptable to the Company, please signify such acceptance on the duplicates of this letter and return such duplicates to [insert name of lead Underwriter], which accepted offer, with the Dealer Agreement, shall constitute the contract for the purchase by the Underwriters and the sale by the Company of the Offered Notes.

Yours truly,

•	•
Per:	Per:

Accepted this    •     day of    •    ,    •

TRANSCANADA PIPELINES LIMITED
Per:
Per:

QuickLinks

  Exhibit 1